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                                                                     Exhibit 5.2

                           [Hogan & Hartson Letterhead]

                                 October 19, 2000


McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street, SW
P.O. Box 3177
Cedar Rapids, IA  52406


Ladies and Gentlemen:

               This firm has acted as special counsel to McLeodUSA Incorporated, a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed offering of up to $210,000,000 in aggregate principal amount of 11 1/2% Senior Notes due May 1, 2009 (the "McLeodUSA Notes") in exchange for all of the outstanding 11 1/2% Senior Notes due May 1, 2009 of CapRock Communications Corp., a Texas corporation (the "CapRock Notes"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (s)229.601(b)(5), in connection with the Registration Statement.

               For purposes of this opinion letter, we have examined copies of the following documents:

               1.     An executed copy of the Registration Statement.

               2. The Form of Indenture relating to the McLeodUSA Notes, by and between the Company and United States Trust Company of New York, as Trustee (the "Indenture"), including the form of McLeodUSA Note to be issued pursuant thereto, as filed as Exhibit 4.44 to the Registration Statement.

               3. The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on October 17, 2000 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

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October 19, 2000
Page 2


               4. The Amended and Restated By-laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

               5. Resolutions of the Board of Directors of the Company dated October 2, 2000, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of McLeodUSA Notes and the arrangements in connection herewith.

               In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

               This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

               Based upon, subject to and limited by the foregoing, we are of the opinion that the McLeodUSA Notes have been duly authorized on behalf of the Company and that, (i) following the effectiveness of the Registration Statement and receipt by the Company of the CapRock Notes in exchange for the McLeodUSA Notes as specified in the resolutions of the Board of Directors referred to above, and (ii) assuming (a) due execution of the Indenture and
(b) due execution, authentication, issuance and delivery of the McLeodUSA Notes as provided in the Indenture, the McLeodUSA Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity

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October 19, 2000
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including without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the McLeodUSA Notes are considered in a proceeding in equity or at law).

               To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

               The opinion expressed above shall be understood to mean only that (i) if there is a default in performance of an obligation, (ii) if a failure to pay or other damage can be shown and (iii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth in the Paragraph above, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

               This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

               We hereby consent to the filing of this opinion letter as Exhibit
5.2 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.



                                          Very truly yours,

                                          /s/ Hogan & Hartson L.L.P.

                                          HOGAN & HARTSON L.L.P.